Exhibit 99.1
MERCANTILE BANCORP TO RECORD GAIN IN SECURITIES SALE
Quincy, Illinois, May 27, 2008 – Mercantile Bancorp, Inc. (AMEX: MBR) announced today it has sold on the open market its 164,012-share position held in First Charter Corporation.  Mercantile obtained the shares when Charlotte-based First Charter acquired GBC Bancorp of Lawrenceville, Georgia in November 2006. Fifth Third Bancorp has announced its intent and received all required approvals to acquire First Charter.
Mercantile chose to sell its shares of First Charter on the open market before the Fifth Third transaction closed rather than take a combination of cash and Fifth Third stock. On the sale, the company realized an average of $30.21 per share, resulting in proceeds in excess of $4.95 million. The carrying value of the investment in First Charter was approximately $4.0 million, resulting in a pre-tax book gain of approximately $940,000. Mercantile makes small, strategic investments in startup banks, and will retain investments in nine institutions following the divestiture of its holding in First Charter.
“Although we had the opportunity to exchange the First Charter shares for Fifth Third stock, we felt this was the right time to liquidate the First Charter shares, take a meaningful gain, and use the proceeds to support continued growth and shareholder value at Mercantile Bancorp,” said Ted T. Awerkamp, President and CEO. “In other situations when a startup we owned was acquired for a combination of cash and stock, we generally have taken as many shares as possible in the resulting institution, seeking further return opportunities as the merged entities created additional value. In this case, liquidating the position entirely for cash was more attractive in the current environment.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the Company has minority investments in 9 community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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